Exhibit 99.1

NEWS RELEASE For release at 3:00 p.m. CDST, 7/18/06 Contact: Susan Sutherland Toll free ofc. (877) 988-8048 Fax (715) 424-4242 Email- pr@renlearn.com

2911 Peach Street • P.O. Box 8036 • Wisconsin Rapids, WI 54495-8036

Renaissance Learning, Inc. Announces Second Quarter, 2006 Results

WISCONSIN RAPIDS, Wis., — July 18, 2006 — Renaissance Learning®, Inc., (Nasdaq: RLRN), a leading provider of computerized assessment and progress monitoring tools for pre-K—12 schools and districts, today announced financial results for the three- and six- month periods ended June 30, 2006.  Revenues for the second quarter of 2006 were $29.3 million, an increase of 3.4% from second quarter 2005 revenues of $28.3 million. Net income was $4.7 million compared to net income of $7.3 million for the second quarter of 2005, a decrease of 36%.  Earnings per share for the quarter were $0.16, compared to $0.24 per share earned in the prior year.

Revenues for the six-month period ended June 30, 2006 were $60.4 million, up 8.1% from 2005 revenues of $55.9 million.  Net income was $8.2 million for the six-month period, down 40.9% from the prior year net income of $13.8 million.  Earnings per share for the first half of 2006 were $0.27 compared to $0.45 in the first six months of 2005.  Excluding AlphaSmart revenues, the Company’s revenues declined by 20% for the quarter and 12% for the six-month period compared to the prior year, while AlphaSmart revenues declined by 20% for the quarter and 24% for the six-month period compared to its prior year results.

“As expected, second quarter results continued to show declines over the prior year,” commented Terrance D. Paul, Chief Executive Officer.  “However, we are seeing a significant increase in quote activity.  The market has been particularly receptive to our new full subscription Accelerated Reader Enterprise offering, the impact of which can be seen in the increase in deferred revenue of $2 million in the quarter, and there has been an improvement in orders for the AlphaSmart Neo laptop as a result of our renewed sales and marketing efforts.  On the other hand, while we are encouraged by these positive signs, we still have significant work to do to get back to a growth mode.”

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RLI Q2 Earnings

Renaissance Learning added about 700 new customer schools in the U.S. and Canada during the quarter, bringing total North American schools that are actively using the Company products to more than 70,000.  Of these, more than 57,000 are using the Company’s reading products and more than 24,000 are using the company’s math products.

The Company will hold a conference call at 4:00 p.m. CDST today to discuss its financial results, quarterly highlights, and business outlook.  The teleconference may be accessed in listen-only mode by dialing 888-373-2605, ID number 7571156 at 4:00 p.m. CDST.  Please call a few minutes before the scheduled start time to ensure a proper connection.

A digital recording of the conference call will be made available on July 18, 2006 at 8:00 p.m. through July 25, 2006 at 11:59 p.m. CDST. The replay dial-in is 877-519-4471.  The conference ID number to access the replay is 7571156.

Renaissance Learning, Inc.

Renaissance Learning, Inc. is a leading provider of computerized assessment and progress monitoring tools for pre-K-12 schools and districts.  Renaissance Learning products give students and teachers continuous feedback to inform instruction and help teachers and administrators motivate students, dramatically accelerate learning, and improve test scores. Renaissance Learning has seven U.S. locations and subsidiaries in Canada, India and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives and management’s revenue expectations and growth prospects for future periods.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include risks associated with the implementation of the Company’s strategic growth plan and other risks affecting the Company’s business as described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2005 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.  The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.

(tables to follow)

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RLI Q2 Earnings

RENAISSANCE LEARNING®, INC.
CONSOLIDATED STATEMENTS OF INCOME
(dollar amounts in thousands, except per share amounts)
(unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2006	2005	2006	2005

Net sales:
Products	$24,925	$23,634	$50,249	$44,760
Services	4,394	4,712	10,188	11,143
Total net sales	29,319	28,346	60,437	55,903

Cost of sales:
Products	4,982	2,325	9,311	3,514
Services	1,875	1,811	4,681	4,571
Total cost of sales	6,857	4,136	13,992	8,085

Gross profit	22,462	24,210	46,445	47,818

Operating expenses:
Product development	4,305	4,037	8,487	7,655
Selling and marketing	7,389	6,062	16,744	14,107
General and administrative	3,692	2,961	8,898	6,030

Total operating expenses	15,386	13,060	34,129	27,792

Operating income	7,076	11,150	12,316	20,026

Other income (expense), net	343	502	625	958

Income - continuing operations before income taxes	7,419	11,652	12,941	20,984

Income taxes – continuing operations	2,745	4,311	4,788	7,764

Income – continuing operations	4,674	7,341	8,153	13,220

Income - discontinued operations, net of tax benefit of $1,417	-	-	-	584

Net income	$4,674	7,341	$8,153	$13,804

Income per share:
Basic:
Continuing operations	$0.16	$0.24	$0.27	$0.43
Discontinued operations	0.00	0.00	0.00	0.02
Net income	$0.16	$0.24	$0.27	$0.45
Diluted:
Continuing operations	$0.16	$0.24	$0.27	$0.43
Discontinued operations	0.00	0.00	0.00	0.02
Net income	$0.16	$0.24	$0.27	$0.45

Weighted average shares outstanding:
Basic	29,830,082	30,617,025	29,986,642	30,716,224
Diluted	29,837,205	30,689,816	29,996,432	30,771,756

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RLI Q2 Earnings

RENAISSANCE LEARNING®, INC.
CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)
(unaudited)

	June 30,	December 31,
	2006	2005

ASSETS:
Current assets:
Cash and cash equivalents	$5,236	$7,083
Investment securities	13,463	23,363
Accounts receivable, net	13,370	11,393
Inventories	2,959	4,138
Prepaid expenses	1,650	1,722
Income taxes receivable	3,338	-
Deferred tax asset	4,575	3,693
Other current assets	267	390
Total current assets	44,858	51,782

Investment securities	2,823	4,132
Property, plant and equipment, net	11,621	11,475
Deferred tax asset	-	738
Goodwill	46,700	45,906
Other receivables	5,816	5,909
Other noncurrent assets	7,104	8,440

Total assets	$118,922	$128,382

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$2,907	$3,280
Deferred revenue	17,810	18,255
Payroll and employee benefits	5,000	4,156
Income taxes payable	-	313
Other current liabilities	3,817	4,239
Total current liabilities	29,534	30,243
Deferred revenue	501	670
Deferred compensation and other employee benefits	2,119	1,603
Deferred tax liability	1,000	-
Total liabilities	33,154	32,516

Total shareholders' equity	85,768	95,866

Total liabilities and shareholders' equity	$118,922	$128,382